EXHIBIT 10.2

Employment Agreement

This Employment Agreement (this “Agreement”) is made and effective as of April 4, 2025 (the “Effective Date”), by and between Hui Luo (Stephanie) (the “Executive”) and Classover Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive is currently employed by Class Over Inc., a Delaware corporation (“Classover”); and

WHEREAS, Classover has consummated that certain Agreement and Plan of Merger, dated May 12, 2024 (the “Business Combination Agreement”), by and among Classover, the Company, Battery Future Acquisition Corp., BFAC Merger Sub 1 Corp. and BFAC Merger Sub 2 Corp.; and

WHEREAS, effective upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Transactions”), the Company desires to employ the Executive on the terms and conditions set forth herein and the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the Effective Date, and shall continue until the Termination Date (as defined below), as set forth in Section 5 hereto. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer and the interim Chief Financial Officer of the Company and Classover, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation, for compensation or otherwise, which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

3. Place of Performance. The principal place of Executive’s employment shall be at the Company’s principal executive office currently located in New York City, NY, provided that the Executive may be required from time to time to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. During the Employment Term, the Company shall pay the Executive a base salary of $240,000 per annum (the “Base Salary”), in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.

1

4.2 Annual Bonus. During the Employment Term, the Executive shall be eligible for the following bonus and benefits, subject in each case to the Board’s approval of such award and the Board’s amendment or cancellation of the applicable scheme or program (including solely with respect to the Executive):

(a) Eligibility for Annual Bonus. For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus comprised of either cash or Company stock or a combination of cash and Company stock, as may be determined by the Board in its sole discretion (the "Annual Bonus") based on the achievement of performance targets established by the Board or the appropriate committee thereof.  The amount and terms of such Annual Bonus will be established by the Board, or the appropriate committee thereof, in the amount and on the terms that it shall determine in its sole and absolute discretion.  To be eligible to receive an Annual Bonus for any calendar year, the Executive must be employed by the Company on the payroll date that the Annual Bonus is paid, except in the case of the Executive’s death or Permanent Disability prior to such payroll date, whereby the Executive must only be employed by the Company as of the last day of the calendar year for which the Annual Bonus is applicable.

(b) Except as provided herein, all stock bonuses to be awarded by the Company will be subject to the terms of the agreement under which it is issued.

4.3 Equity Awards In consideration of the Executive entering into this Agreement, on the date on which the Company adopts its Equity Incentive Plan (the “Incentive Plan”), the Executive shall be eligible to participate in the Company’s Incentive Plan or any successor plan, subject to the terms of such Incentive Plan, as determined by the Board or the appropriate committee thereof, in its discretion.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both), to similarly situated executives of the Company.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis provided to other similarly situated executives of the Company, to the extent consistent with applicable law, and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan, and applicable law.

4.6 Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled to 3 weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8 Indemnification. The Executive is entering into an indemnification agreement with the Company simultaneously with the execution of this Agreement.

2

5. Termination of Employment. Executive’s employment with the Company is at-will. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates:

(a) Base Salary. Any accrued but unpaid Base Salary which shall be paid in accordance with the Company’s customary payroll procedures, and an additional amount equal to 50% of the then current Base Salary which shall be due and payable within 45 days of the termination date;

(b) Annual Bonus. Any awarded and announced but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause or by the Executive, then any such earned and announced but unpaid Annual Bonus shall be forfeited;

(c) Incentive Award. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Incentive Plan and the applicable award agreement;

(d) Reimbursement. Reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(e) Employee Benefits. Such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided, that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein or otherwise expressly agreed to by the Company in writing, provided, further, for the avoidance of doubt, the Executive shall not be entitled to any such employee benefits after the Termination Date except to the extent required by law or expressly set forth in the Company’s written policies, as may be in effect from time to time.

5.1 Definitions of Cause

(a) Definition of Cause. For purposes of this Agreement, “Cause” shall mean any one of the following: (i) Executive’s material violation of any applicable material law or regulation respecting the business of the Company; (ii) Executive’s conviction of or indictment for, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (iii) any act of dishonesty, fraud, or misrepresentation in relation to Executive’s duties to the Company which act is injurious to the Company; (iv) Executive’s willful and repeated failure to perform in any material respect Executive’s duties to or for the Company (other than on account of disability); (v) Executive’s failure to attempt in good faith to implement a clear and reasonable directive from the person(s) to whom Executive reports or to comply with any of the Company’s policies and procedures; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; (vii) Executive’s breach of fiduciary duty owed to the Company; or (viii) Executive’s repeated abuse of illegal substances which interferes with performance of services by Executive for the Company.  For purposes hereof, the Company shall be deemed to include any of its affiliates.

5.2 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive any accrued but unpaid Base Salary and any awarded and announced but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the date of termination (the “Accrued Amounts”), subject in each case to the Executive’s (or the Executive’s estate’s) compliance with the Confidentiality Agreement and, if so requested by the Company, the execution of a release. Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

3

5.3 Change in Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts, subject in each case to the Executive’s compliance with the Confidentiality Agreement and, if so requested by the Company, the Executive’s execution of a release. For purposes of this Agreement, “Change in Control” shall mean: (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s Board, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

5.4 Termination.

(a) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or director of the Company or any of its affiliates.

(b) The Executive’s “Termination Date” shall be:

(i) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(ii) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(iii) If the Company terminates the Executive’s employment hereunder for Cause, the date the notice of termination is delivered to Executive;

(iv) If the Company terminates the Executive’s employment hereunder without Cause, fifteen (15) days after the date the notice of termination is delivered to the Executive; and

(v) If the Executive terminates the Executive’s employment hereunder for any reason, thirty (30) days after the Company receives Executive’s notice of termination.

6. Confidential Information, Restrictive Covenants, and Proprietary Rights. The Executive understands that the nature of the Executive’s position gives the Executive access to, and knowledge of Confidential Information (as defined in the Confidentiality Agreement), and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. In consideration of the foregoing, the Executive agrees to be subject to the Confidentiality, Non-Competition and Proprietary Rights Agreement, in substantially the form attached hereto as Annex A (the “Confidentiality Agreement”).

4

7. Acknowledgements.

7.1 The Executive acknowledges and agrees that (i) Executive’s execution of this Agreement is a material inducement to the parties to consummate the Transactions, for which the Executive will receive a substantial direct or indirect financial benefit which the Executive agrees constitutes adequate consideration for entering into this Agreement and the Confidentiality Agreement, and that the parties to the Business Combination Agreement would not have entered into such agreement or consummated the Transactions but for the Executive’s agreements set forth in this Agreement and the Confidentiality Agreement; (iii) it would impair the goodwill of the Company and Classover and reduce the value of the assets of the Company and Classover and cause serious and irreparable injury if the Executive were to use her ability and knowledge by engaging in a Competitive Business (as defined in the Confidentiality Agreement) in competition with the Company or Classover, and/or to otherwise breach the obligations contained herein and therein and that the Company and Classover would not have an adequate remedy at law because of the unique nature of Executive’s services, (iv) the Executive has no intention of engaging in a Competitive Business (other than through the Company or Classover) during the Restricted Period (as defined in the Confidentiality Agreement), (v) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s and Classover’s legitimate interests, (vi) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration and do not impose an undue hardship on the Executive, (vii) the consideration provided to the Executive under this Agreement is not illusory, and (viii) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and Classover.

7.2 The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges that the amount of the Executive’s compensation and the consideration to be paid pursuant to the Business Combination Agreement reflect, in part, the Executive’s obligations and the Company’s rights under the Confidentiality Agreement; that the Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not be subject to undue hardship by reason of the Executive’s full compliance with the terms and conditions of the Confidentiality Agreement or the Company’s enforcement thereof.

8. Remedies. In the event of a breach or threatened breach by the Executive of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

9. Arbitration. Subject to Section 8, any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration to be conducted in New York, New York. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

10. Security.

10.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, facilities access, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, networks, document storage systems, data security, firewalls, passwords and any and all other Company IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

5

10.2 Exit Obligations. Upon (a) termination of the Executive’s employment for any reason or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company or its affiliates’ property, including keys, access cards, security devices, employer credit cards, network access devices, computers, phones, PDAs, equipment, manuals, files, books, work product, e-mail messages, recordings, removable information storage devices, hard drives, and data and all Company or affiliates’ documents and materials belonging to the Company or its affiliates and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product (as defined in the Confidentiality Agreement), that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

11. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles to the extent the application of such principals would result in the application of the laws of a jurisdiction other than the State of New York.

12. Entire Agreement. Unless specifically provided herein, this Agreement and the Confidentiality Agreement contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersede all other prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement and the Confidentiality Agreement can be specifically enforced in any permitted court proceeding and can be cited as evidence in legal or other proceedings alleging breach of the Agreement.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Chairman of the Board of the Company and the Executive. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

14. Severability. Should any provision of this Agreement or the Confidentiality Agreement be held by any arbitrator(s) or court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement or the Confidentiality Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement and the Confidentiality Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement and the Confidentiality Agreement.

The parties further agree that any such arbitrator(s) or court is expressly authorized to modify any such unenforceable provision of this Agreement and the Confidentiality Agreement in lieu of severing such unenforceable provision from this Agreement and the Confidentiality Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement and the Confidentiality Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement and the Confidentiality Agreement as so modified by the arbitrator(s) or court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement and the Confidentiality Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement and the Confidentiality Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

6

15. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

18. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth on the signature page (or such other addresses as specified by the parties by like notice).

19. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non- competition, or other similar covenant or agreement of a prior employer.

20. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

21. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

22. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

CLASSOVER HOLDINGS, INC.

By:	/s Yanling Peng

Name:	Yanling Peng
Title:	CFO

HUI LUO (STEPHANIE)

Signature: /s/ Hui Luo

Signature Page to Employment Agreement

8

ANNEXA

CONFIDENTIALITY AGREEMENT

9